Exhibit 107.1

CALCULATION OF FILING FEE TABLES

FORM S-3

(Form Type)

SOLENO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(o)	(1)	(1)	(1)	—	—

Fees to be Paid	Equity	Pre-funded warrants to purchase common stock	457(o)	(1)	(1)	(1)	—	—

Fees to be Paid	Unallocated Shelf	Unallocated Shelf	457(o)	(1)	(1)	$11,865,452.60 (1)	$110.20 per $1,000,000	$1,307.57

	Total Offering Amounts					$11,865,452.60 (1)		$1,307.57

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,307.57

(1)

The registrant previously registered the offer and sale of certain securities, including its common stock, par value $0.001 per share and warrants to purchase common stock, having a proposed maximum aggregate offering price of $100,000,000 pursuant to a Registration Statement on Form S-3 (File No. 333-252108) (the “Prior Registration Statement”), which was initially filed on January 14, 2021 and declared effective by the Securities and Exchange Commission on February 9, 2021. As of the date hereof, a balance of $59,327,263.10 of such securities remains unsold under the Prior Registration Statement. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV(A) of Form S-3, the registrant is hereby registering the offer and sale of an additional $11,865,452.60 of its shares of common stock. The additional amount of securities that is being registered for offer and sale represents no more than 20% of the maximum aggregate offering price of the remaining securities available to be sold under the Prior Registration Statement.